EXHIBIT 10.66

PRODUCT SUPPLY AGREEMENT

between

LONZA BIOLOGICS PLC

and

ABGENIX, INC.
Relating to Product Supply from SWFH

THIS AGREEMENT is made the                           day of                                                       2000

BETWEEN

LONZA BIOLOGICS PLC of 228 Bath Road, Slough, Berkshire SL1 4DY, England, a company incorporated under the laws of England and Wales, (hereinafter referred to as "LB") and

ABGENIX, INC. of 7601 Dumbarton Circle, Fremont CA 94555, USA, a Delaware Corporation, (hereinafter referred to as "Abgenix").

WHEREAS

A.         LB and Abgenix have entered into the Services Agreements and the Option Agreement (as herein defined);

B.          In consideration for the sums paid by Abgenix pursuant to the Option Agreement, Abgenix has been granted the right during the Option Period (as defined therein) to negotiate exclusively with LB for the supply of Product (as defined herein) from the Facility (as defined herein) the supply of which is intended to utilise one hundred percent (100%) of the fermentation capacity of the Facility for producing such products; and

C.          Pursuant to Abgenix rights under the Option Agreement, the parties hereto have negotiated terms upon which LB agrees to supply and Abgenix agrees to purchase the Services (as herein defined) on the terms and conditions set out herein.

NOW THEREFORE it is hereby agreed by and between the parties as follows:

1.          In this Agreement, its recitals and all the Schedules hereto, words and phrases defined in the Terms for Manufacturing Services set out in Schedule 4 hereto shall have the meanings set out therein.

2.          This Agreement shall take effect on the Effective Date and, unless terminated in accordance with Clause 18 or Clause 7.6 of Schedule 4 hereto, shall continue until its expiry pursuant to Clause 4 of Schedule 4 hereto.

3.          Subject to the Terms for Manufacturing Services set out in Schedule 4 hereto LB agrees to carry out the Services as provided for herein and Abgenix agrees to pay the Price therefor as provided in Schedule 3 together with any additional costs and expenses that fall due hereunder.

4.          Any notice or other communication to be given under this Agreement shall be delivered personally or sent by first class pre-paid post or facsimile transmission addressed as follows:

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

If to Abgenix to:
Abgenix Inc
7601 Dumbarton Circle
Fremont CA 94555
USA
For the attention of:   President
Facsimile:   +1 510 608 6511
Copy to:   Director of Legal Affairs

If to LB to:
Lonza Biologics plc
228 Bath Road
Slough
Berkshire SL1 4DY
England
For the attention of:   Head of Legal Services
Facsimile:   +44 (0)1753 777001

or to such other destination as either party hereto may hereafter notify to the other in accordance with the provisions of this clause.  All other such notices or other communications shall be deemed to have been served as follows:

4.1        if delivered personally, at the time of such delivery;

4.2        if sent by first class pre-paid post, ____ business days (Saturdays, Sundays and Bank or other public holidays excluded) after being placed in the post:

4.3        if sent by facsimile, upon receipt of the transmission confirmation slip showing completion of the transmission

4.4        if by express mail or by courier, within ____ days after being despatched.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SIGNED BY	R.H. Rupp and LP Thomas
For and in behalf of
LONZA BIOLOGICS PLC Title	President and VP Sales & Marketing, respectively

November 24, 2000 and November 30, 2000, respectively
Date

SIGNED BY	Kurt Leutzinger
For and in behalf of
ABGENIX INC	Chief Financial Officer:
Title

November 10, 2000
Date

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 1

SPECIFICATIONS

1.          Definitions

             For the purposes of this document:

"Abgenix Materials" shall mean those materials supplied to LB by Abgenix pursuant to this Agreement or the Services Agreements which materials are more particularly set out in Part A of Schedule 2 hereto.

"Cell Line" shall mean:
1.  ____________

2.  ____________

"Product" shall mean:
1.  ____________

2.  ____________

New cell lines and new products may be added to the above definitions pursuant to____to this Agreement.

SECTION A:  ____________

____________

SECTION B:  ____________

____________

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 2

SERVICES

A.         SUPPLY OF ABGENIX MATERIALS AND ABGENIX INFORMATION

B.          ACTIVITIES TO BE UNDERTAKEN BY LB
Stage 1 Operation and Use of the Facility
Stage 2 Production of GMP Product at _______litre scale.

A.         SUPPLY OF ABGENIX MATERIALS AND ABGENIX INFORMATION

Abgenix shall supply, have LB provide on terms to be agreed or cause to have supplied to LB sufficient purified reference standard for the Product and ampoules of the Cell Lines from an appropriate cell bank sufficient for LB to provide the Services and for each product not previously produced by LB for Abgenix, Abgenix shall in addition supply, have LB provide on terms to be agreed or cause to have supplied to LB the following:

(i)          Information on the Cell Line or new cell lines (where relevant) expressing the Product or the new products to allow a safety assessment by  Biological Safety Committee at LB.  This information needs to be reviewed before the Cell Lines or new Cell Lines can be sent to LB.

(ii)         Following compliance with (i) above, sufficient ampoules of viable frozen cells of the Cell Line or new cell line (where relevant) containing approximately ____ cells/ampoule.  The Cell Line or new cell line shall be fully cloned and suitable for use in the performance of the Services.  Any disagreement as to the suitability of the Cell Line(s) or new cell lines in question for use in the Service shall be referred to the Steering Committee.

(iii)        Sufficient purified reference standard for the new product (where relevant) or Product.  LB shall notify Abgenix of the quantities of reference standard required.

(v)        Copies of the Abgenix test reports for all virus testing carried out on the Cell Line or new cell line.  This information needs to be reviewed by the Q.A. department at LB to determine acceptability. If unacceptable, the virus testing will be repeated by LB at Abgenix cost.  Any dispute as to the suitability of any virus test result shall be referred to the Steering Committee.

             LB's current requirement for tests to be completed are set out in Appendix A to this Schedule 2.

(vi)       Full genealogy and history of the Cell Line or new cell line (where relevant) to the date of transfer of the new cell line(s) or Cell Line, along with culture, productivity and stability study data on all linearly related stocks (if available).

(vii)      Appropriate and sufficient Process information, to the extent the same is under Abgenix ownership or control for LB to provide the Services.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

B.          ACTIVITIES TO BE PERFORMED BY LB

1.0        Stage 1 - Operation and Use of the Facility

Throughout the term of the Agreement, LB will make available and maintain the Facility for the manufacture of Product(s) at _______ in accordance with the principles and requirements of cGMP.

2.0        Stage 2 - Production of GMP Product at ________ litre scale

2.1        Objective

             LB will manufacture Batches of Product at ________ litre scale in accordance with the principles of cGMP using the Facility provided under Stage 1 of this Agreement.

2.2        Activities

For each Batch of Product ordered by Abgenix hereunder, LB shall;

2.2.1     recover ampoules of the cell bank for the Cell Line and expand cultures to complete an airlift fermentation at ________ litre scale in the Facility using the Process for the Cell Line for that Product.  Each Batch shall be produced as one lot from one ampoule of the cell bank provided by Abgenix.

2.2.2     Clarify culture supernatant and concentrate, and purify concentrate using the Process for that Product.

Note:    Additional Product and in Process samples may be taken at Abgenix request for further analyses.  These additional tests may be performed by LB at a price and under terms to be agreed.

2.2.3     Deliver Product to Abgenix.

Note:    During clinical trials it may be possible to ship Product from LB to Abgenix in quarantine at the written request of Abgenix.  In order to ship in quarantine a letter will need to be provided by Abgenix stating that the Product will not be used in human clinical studies until a Certificate of Analysis is issued by LB.  Licensed Product for in market supply shall not be shipped in quarantine.

2.2.4     Test Product against the draft Specification or Specification (once this has been agreed pursuant to Clause 2 of Schedule 4 hereto).

2.2.5     Review requirements (if any) for Process modifications in order to meet the draft Specification for manufacture of subsequent Batches and notify Abgenix of such proposed modifications.  Any such Process modifications are subject to agreement between LB and Abgenix in accordance with Schedule 4 hereto.

2.2.6     Undertake cGMP review of lot documentation and define Product disposition.  Issue a Certificate of Analysis (if appropriate).

The following information will be provided to Abgenix:
* supernatant antibody concentration
* step yields for each chromatography step and buffer exchange operations
* copies of key test data
* outline of the manufacturing Process including the yield at manufacturing scale
* summary listing of deviations
* listing of in-Process bioburden test results
*____________
*____________

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

2.3        Timescale

LB shall schedule production of Batches as described in Schedule 4 hereto.

Stage 2 shall be complete for each Batch upon the later of delivery of Product or completion of review of documentation.

It is estimated that Stage 2 will be completed for each Batch approximately 5 months from the commencement of each Batch.

Where appropriate (as outlined by activity 2.2.3) and where requested by Abgenix LB shall use all reasonable efforts to deliver Product under quarantine approximately nine (9) weeks from the commencement of each Batch.

APPENDIX A TO SCHEDULE 2

____________

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 3

PRICE AND TERMS OF PAYMENT

1.          Price

             In consideration for performance of the Services, Abgenix shall pay LB the Price as determined by reference to the following:

1.1        The Price for the Services shall consist of:

1.1.1     the Suite Fee, which shall be the Price for performance of the Services (excluding the Raw Materials Fee), calculated in accordance with Clauses 1.2, 1.4 and 1.5 below; and

1.1.2     the Raw Materials Fee, namely the Price for Stage 2 of the Services, calculated in accordance with Clauses 1.3, 1.5 and 1.6 below.

Save as provided for by the terms and conditions of this Agreement, Abgenix shall not be obliged to make further payment in respect of the Services set out in Stages 1 and 2 of Schedule 2.

1.2        The Suite Fee for the calendar year 2001 shall be _______________.  The Suite Fee shall be inflated in accordance with the provisions of Clauses 1.4 and 1.5 below.

1.3        The Raw Materials Fee shall be equal to the costs to LB of acquiring the Raw Materials for use in the Processes plus a handling charge of ____________ of such costs.  LB shall use reasonable endeavours to purchase Raw Materials at a fair market rate for same.  For Raw Materials totally consumed by production of one Batch the costs to LB of Raw Materials shall be demonstrated to the Steering Committee by LB by reference to the costed bill of materials for the Process in question prepared by LB based on its understanding of the cost of the Raw Materials in question projected for the relevant accounting period.  For Raw Materials totally consumed by production of one Batch or by reference to purchase orders issued by LB in respect of Raw Materials purchased by LB specifically for the purposes of performing the Services which Raw Materials are to be used in more than one Batch, the costs to LB of such Raw Materials shall be demonstrated to Abgenix by LB by reference to invoices received by LB.

LB shall make the records pertaining to the calculation of the Raw Material Fee available for audit, no more than once in any calendar year, within a reasonable period of receiving a written request for such records, to independent auditors, provided always such auditors have accepted the same obligations of confidence as Abgenix hereunder (in respect of such records).

1.4        The Price quoted in Clauses 1.2 and 1.3 above is applicable to Services performed during the calendar year 2001.  The Price may be increased no more than once in any calendar year as follows:

1.4.1     For the calendar year ____, and each subsequent calendar year during which the Agreement subsists ("the calendar year in question"), LB may require by _____days notice to Abgenix in writing, to be served no later than ________ of the year preceding the calendar year in question, that the Suite Fee be increased for the calendar year in question.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

1.4.2     The Raw Materials Fee will vary in any event in accordance with the costs incurred in respect of Raw Materials by LB as provided by Clause 1.3 above, but will not otherwise be increased.

1.4.3     In the event of notification under Clause 1.4.1, the Suite Fee for each month of the calendar year in question shall equal the Suite Fee for the year preceding the calendar year in question adjusted by the ________.

1.4.4     Any Price alteration whether made pursuant to this Clause 1.4 or otherwise shall apply to the Price falling due to LB pursuant to any provision of this Agreement during the calendar year in question irrespective of whether firm orders have been placed for Services prior to the relevant Price alteration taking effect.

1.5        In addition to the Price alterations which are applied pursuant to Clause 1.4 alterations shall be made to the ___________________.  These shall include, but not be limited to changes in the Price caused by mutually agreed alteration of the Process or the draft Specification or the Specification as established at the Effective Date, provided Abgenix has received a written estimate of the costs and a reasonable demonstration of the items of cost or expense in question.  Such additional Price alterations shall be considered for application at the time the Price for supply of Product is fixed each year.

1.6        Abgenix shall pay LB the Price for the Services against LB's invoices therefor, as follows:

1.6.1     subject to the provisions of Clause 7.4 of Schedule 4 hereto relating to refunds of the Suite Fee, the Suite Fee shall be payable quarterly in advance commencing with the month in which the Suite Fee Commencement Date falls, irrespective of whether Product has been ordered for delivery hereunder.  At the Effective Date, this is estimated to be ___________.  LB will keep Abgenix promptly informed, via the Steering Committee, of changes in the estimated date for this activity and shall use reasonable commercial endeavours to ensure the fitness of the Facility for the Services in a timely fashion.  The Suite Fee shall be payable in respect of each month during the time this Agreement subsists; and

1.6.2     LB shall be entitled to issue the invoice in respect of the Raw Materials Fee for the production of each Batch of Product pursuant to Stage 2 of the Services, upon commencement of the Services relating to the Batch of Product in question.  For the avoidance of doubt, Services in respect of a Batch of Product commence upon the removal of the first ampoule of cells from the relevant cell bank stocks at LB's premises with the intent that such cells shall be used in performance of the Services.  No Raw Material Fee shall be levied in respect of Services performed under Stage 2 of Schedule 2 which do not result in delivery of any Product.  Advance payment of a Raw Materials Fee in respect of such Services shall be credited to Abgenix.

             Notwithstanding this Clause 1.6.2 above, the Raw Materials Fee in respect of components, including but not limited to column matrices, which are purchased for use in performing the Process to produce more than one production Batch will be payable by Abgenix at such time as the Raw Materials in question are received by LB.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

1.7        Regulatory Support and Quality Assurance

1.7.1     The Price has been calculated to include regulatory support for two (2) audits (at mutually convenient times) by Abgenix personnel of up to three (3) days each prior to commencement of the Services and, thereafter, up to two (2) audits (at mutually convenient times) by Abgenix personnel of up to three (3) days each in any one calendar year during the Term of this Agreement.  Subject to Clause 1.7.2 of this Schedule 3 below, in the event LB is required by Abgenix to provide any additional regulatory or quality assurance support or development services (including but not limited to those process validation services listed in Appendix 1 hereto) associated therewith to Abgenix in respect of Product or the Services, whether pursuant to Clauses 7.9 or 12.1, or due to Abgenix own requirements or those of any regulatory or other similar body, such support will be provided on terms and conditions and at a price to be agreed.

1.7.2     In the event Abgenix conducts an audit of the Facility pursuant to its rights under Clause 1.7.1 and, as a result of default on the part of LB, Abgenix has just cause to conduct further audits of LB's premises in order to satisfy itself as to the matters of default in question, Abgenix shall be entitled, without additional payment to LB, to conduct up to two (2) additional audits (at mutually convenient times) of LB's premises in order to so satisfy itself of the matters in question.  Any requirement to conduct further audits beyond this number shall be performed on terms and conditions and at a price to be agreed.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 4

TERMS FOR MANUFACTURING SERVICES
FROM LB'S SOUTHWEST FERMENTER HALL FACILITY
FOR
ABGENIX, INC.

1.          Interpretation

1.1        In these Terms, unless the context requires otherwise:

1.1.1     "Abgenix Information" means all technical and other information known to, controlled or owned by Abgenix and not known to LB prior to its disclosure by Abgenix to LB or otherwise subsequently, independently, licensed to LB by a third party and not in the public domain relating to the Abgenix Materials, the Process(es) and the Product(s), from time to time supplied by Abgenix to LB.

1.1.2     "Abgenix Materials" means the materials supplied by Abgenix to LB pursuant to this Agreement (if any) and identified as such by Schedule 1 hereto or supplied pursuant to previous Services Agreements between the parties.  Abgenix Materials shall include the Cell Lines (subject to any residual rights of LB including but not limited to the LB Patent Rights or the LB Know-How).

1.1.3     "Abgenix Patent Rights" means all Patent Rights of which Abgenix is from time to time the owner.

1.1.4     "Abgenix Tests" means the tests (if any) to be carried out on the Product immediately following receipt of the Product by Abgenix, particulars of which are set out in Schedule 1 as modified from time to time by written agreement between the parties.

1.1.5     "Affiliate" means any company, partnership or other entity, which directly or indirectly controls, is controlled by or is under common control with the relevant party to this Agreement.  "control" means the ownership of fifty per cent (50%) or more of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question.

1.1.6     "Agreement" means this Product Supply Agreement between LB and Abgenix.

1.1.7     "Batch" means the quantity of total bulk purified Product (including samples) which is produced as a result of the completion of one operation of the Process for the Product in question in the Facility in accordance with cGMP.

1.1.8     "Binding Order" shall have the meaning ascribed to it by Clause 5.4 of Schedule 4.

1.1.9     "Cell Line" means the cell line or cell lines used in the manufacture of Product, particulars of which are set out in the definition of Cell Line in Schedule 1 hereto, as the same may be amended from time to time in accordance with the provisions of this Agreement.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

1.1.10   "cGMP" means Good Manufacturing Practices and General LB Products Standards as promulgated under the US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC.  LB's operational quality standards are defined in internal GMP policy documents.  Additional product-specific development documentation and validation work may be required to support regulatory applications and to conduct clinical trials or market a product.

1.1.11   "Delivery Date" shall mean the date determined  in accordance with Clause 5 below upon which, the later of either the date:

(i)          a given Batch of Product to be produced pursuant to Stage 2 of the Services; or

(ii)         the Certificate of Analysis (or lot review documentation in the case of Product being assessed against a draft Specification) relating thereto;

is to be ready for delivery to Abgenix ex works LB's premises (Incoterms 2000).

1.1.12   "Effective Date" shall mean the date of signature of this Agreement by both parties.

1.1.13   "Facility" means the ______ fermenter train and associated ancillary equipment known as the South West Fermenter Hall located at LB's premises in Slough, Berkshire and the purification equipment from which Product will be produced hereunder.

1.1.14   "LB Know-How" means all technical and other information known to, owned or controlled by LB from time to time other than Abgenix Information and information in the public domain.

1.1.15   "LB Patent Rights" means all Patent Rights of which LB is from time to time the owner.

1.1.16   "Minimum Requirement" shall have the meaning ascribed to it by Clause 5.2 of this Schedule 4.

1.1.17   "Optimum Capacity" shall have the meaning ascribed to it by Clause 5.2 of this Schedule 4.

1.1.18   "Option Agreement" means the agreement between the parties hereto dated ________, pursuant to which LB is undertaking certain engineering and validation works at the Facility and Abgenix has been granted certain rights to negotiate the terms of this Agreement.

1.1.19   "Patent Rights" means all patents and patent applications of any kind throughout the world.

1.1.20   "Price" means the price for the Services as specified in Schedule 3, consisting of the Suite Fee and the Raw Materials Fee.

1.1.21   "Process" means the process(es) for the production of the Product(s) from the Cell Line(s), agreed between the parties and established first under the Services Agreements and including any improvements thereto from time to time made by agreement between the parties hereto.

1.1.22   "Product" means all or any part of the product(s) (including any sample thereof), particulars of which are set out under the definition of Product in Schedule 1 hereto (as amended from time to time by agreement between the parties hereto).

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

1.1.23   "Producer Price Index" or "PPI" means at the time of the relevant operation of Clause 1.4 of Schedule 3 hereto, the percentage increase in the then most current published United Kingdom Government statistics for the United Kingdom Retail Price Index as measured against the later of the index most current at the Effective Date or that last considered under this Agreement for the purposes of Clause 1.4 of Schedule 3 hereto, plus ____________________ the Steering Committee shall meet to decide whether operation of this Clause 1.1.23 is fair and reasonable, having regard to the actual increases in the costs of operating the Facility incurred by LB.  In such event the Producer Price Index shall only be calculated to exceed _____________ to the extent LB's cost increases exceed such percentage and to the extent required to ensure that LB's percentage profit margin on revenues receivable by LB under this Agreement is maintained and not increased or decreased by virtue of such increase in the PPI..

1.1.24   "Raw Materials" means materials, ingredients, additives, purification resins, reagents, and costs for virus testing by Testing Laboratories which are purchased or used by LB in the performance of the Services and which are consumed by performance of the Services whether following their first use or otherwise.

1.1.25   "Raw Materials Fee" means that part of the Price which is payable to LB by Abgenix in respect of the Raw Materials utilised in the performance of the Services and calculated in accordance with Clause 1.3 and 1.4 of Schedule 3 hereto.

1.1.26   "Services" means all or any part of the services which are the subject of the Agreement particulars of which are set out in Schedule 2 hereto.

1.1.27   "Services Agreements" means all or any of the agreements between the parties dated _______________, pursuant to which LB agreed to provide research and development services to Abgenix in relation to certain cell lines for the manufacture of certain antibody products, and such other agreements between the parties hereto as may be agreed in writing by the parties shall be known as Services Agreements.

1.1.28   "Specification" means the specification for Product(s) particulars of which are set out in Schedule 1 hereto and such modifications to the same as are agreed pursuant to Clause 2.1 or Clause 10.1 of this Schedule 4.

1.1.29   "Steering Committee" means the committee established pursuant to this Agreement, the function and powers of which are more particularly described by Clause 9 of this Schedule 4.

1.1.30   "Suite Fee" means that part of the Price which is payable to LB in respect of the Services as determined by sections 1.2, 1.4 and 1.5 of Schedule 3 hereto, which fee comprises:

(i)          storage of the cell banks of the Cell Line

(ii)         preparation and maintenance of manufacturing documents for the manufacture of bulk Product

(iii)        performance of the cell culture Process

(iv)       purification of Product

(v)        analysis of Product according to the Specification for Product

(vi)       review of completed Batch records; and

(vii)      the costs of operating the Facility (including but not limited to the supply of utilities).

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

1.1.31   "Suite Fee Commencement Date" means the first day of the month in which LB notifies Abgenix in writing that the Facility is fit for the Services to commence, and in which the Facility is in fact fit for the Services to commence.

1.1.32   "Supply Deficiency" shall have the meaning ascribed by Clause 7.3 of this Schedule 4.

1.1.33   "Supply Failure" shall have the meaning ascribed by Clause 7.5 of this Schedule 4.

1.1.34   "Terms of Payment" means the terms of payment specified in Schedule 3.  For the avoidance of doubt all invoices and payments shall be in pounds sterling unless otherwise agreed.

1.1.35   "Testing Laboratories" means any third party instructed by LB to carry out tests on the Abgenix Materials or the Product.

Unless the context requires otherwise, words and phrases defined in any other part of the Agreement shall bear the same meanings in these Terms, references to the singular number include the plural and vice versa, references to Schedules are references to schedules to the Agreement, and references to Clauses are references to clauses of these Terms.

2.          Applicability of Terms

2.1        No variation of or addition to these Terms shall be effective unless in writing and signed by an authorised signatory on behalf of LB and Abgenix.  For the avoidance of doubt, and subject always to the provisions of Clause 10.1 relating to changes to the draft Specification or Specification, amendments to the draft Specification or the Specification for Product(s) and the decision to convert the draft Specification to Specification shall be effective if reduced to writing and signed by the authorised representative for such purpose of each party, which representative shall be designated from time to time by the parties.

             It is intended that the decision to convert the draft Specification to a Specification shall take place, in the case of each Product, with the full knowledge of the Steering Committee, only following the completion of five (5) Batches of the Product in question in accordance with cGMP (e.g. two (2) Batches plus three (3) consistency Batches and following the performance of services to complete consistency studies in respect of the Product in question.

             For the avoidance of doubt, any amendment to the scope of the Services set out herein (including but not limited to the performance of consistency studies) shall be undertaken on terms and conditions to be agreed.

3.          Supply by Abgenix

3.1        Pursuant to the Services Agreements and/or Schedule 2 hereto Abgenix has supplied or shall supply to LB the Abgenix Information and the Abgenix Materials together with full details of any known hazards relating to the Abgenix Materials, their storage and use.  Abgenix shall be obliged to notify LB of any changes in or additions to such information from time to time during the time this Agreement subsists.  Property in the Abgenix Materials supplied to LB shall remain vested in Abgenix.

             Abgenix shall ensure the adequate and timely supply of further amounts of the Abgenix Materials in sufficient quantity to facilitate LB's performance of the Services, provided LB shall provide Abgenix timely notice of its requirements in this regard.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

3.2        Abgenix hereby grants LB the non-exclusive right to use the Abgenix Information, the Abgenix Patent Rights and the Abgenix Materials solely for the purpose of LB performing its obligations under this Agreement.  Without prejudice to any pre-existing or future rights vested in LB pursuant to pre-existing or future agreements between the parties, LB hereby undertakes not to use the Abgenix Materials (or any part thereof) for any other purpose without Abgenix specific written consent obtained in advance.  Save to the extent expressly granted by this Clause 3.2 no licences are granted to LB to use the Abgenix Materials, the Abgenix Patent Rights or the Abgenix Information, and no licences shall arise or be deemed to have arisen by default estoppel or otherwise.

3.3        LB shall:

3.3.1     at all times use all reasonable endeavours to keep the Abgenix Materials secure and safe from loss and damage in such manner as LB stores its own material of similar nature;

3.3.2     not part with possession of the Abgenix Materials or the Product, save for the purpose of tests at the Testing Laboratories or as instructed by Abgenix;

3.3.3     procure that all Testing Laboratories are subject to the obligations of confidence no less onerous than those obligations of confidence imposed on LB under this Agreement; and

3.3.4     without prejudice to LB's entitlement to receive payment hereunder and without prejudice to LB's own proprietary rights in the Process, the LB Know-How and the LB Patent Rights, LB accepts that it shall not by virtue  of this Agreement acquire any right or title in, or to, the Abgenix Materials or the Product.

3.4        Abgenix warrants that:

3.4.1     Abgenix is and shall at all times throughout the duration of the Agreement remain entitled to supply the Cell Line(s), the other Abgenix Materials and Abgenix Information to LB.

3.4.2     to the best of Abgenix knowledge and belief the use by LB of the Cell Line(s), other Abgenix Materials, Abgenix Information and/or the Abgenix Patent Rights for the Services will not infringe any rights (including, without limitation, any intellectual or industrial property rights) vested in any third party in respect of which Abgenix is not properly licensed to exploit for the purposes of LB performing the Services and;

3.4.3     that Abgenix will notify LB in writing, promptly, in the event that it is no longer entitled to supply the Cell Line(s), other Abgenix Materials, Abgenix Information and/or the Abgenix Patents for the Services or use of the same or infringes or is alleged to infringe any rights (including, without limitation, any intellectual or industrial property rights) vested in third parties.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

3.5        Abgenix undertakes to indemnify and to maintain LB properly indemnified against any loss, damage, costs and expenses of any nature (including reasonable court costs and legal fees incurred by LB or ordered by a court of competent jurisdiction as payable by LB on a full indemnity basis) (collectively "Costs"),  to the full extent that LB suffers such Costs out of any breach of the warranties given in Clause 3.4 above or any claims alleging LB's use of the Cell Line(s), other Abgenix Materials, the Abgenix Information, the Abgenix Patent Rights or any Process steps or components which are or become part of the Process by virtue of requests by Abgenix that they should be included in the Process , in the course of the Services, infringes any rights (including without limitation any intellectual or industrial property rights) vested in a third party (whether or not Abgenix knows or ought to have known about the same).

3.6        The obligations of Abgenix under Clause 3.4 and 3.5 shall survive the termination for whatever reason of the Agreement.

4.          Term

4.1        This Product Supply Agreement shall take effect on its signature and shall unless terminated pursuant to Clause 18 or Clause 7.6 of this Schedule 4, remain in effect until the _______ anniversary of the delivery of the first Batch of Product produced hereunder pursuant to Stage 2 of the Services.  The parties may from time to time agree to extend the term of this Agreement by one or more calendar years.  Extensions to the term of the Agreement can be made annually by mutual agreement, which agreement shall be reached not less than ________ calendar months before the date on which the Agreement would otherwise expire.

5.          Capacity, Order Quantities and Order Procedures

5.1        It is the intention of the parties that, subject to the rights and obligations of the parties set out herein, Abgenix shall, during the term of this Agreement, have available to it and be entitled to utilise one hundred percent (100%) of the fermentation capacity of the Facility and purification capacity reasonably acceptable to Abgenix for the manufacture of Product.  The Minimum Requirements and Optimum Capacity at the Effective Date are based upon LB's estimates and representations as of the Effective Date regarding the capacity of the Facility.  LB has based such estimates and representations upon LB's current operating practices at the Effective Date and upon its knowledge of the Products and Processes defined herein at the Effective Date.

             From time to time, the Steering Committee shall review and assess the capacity of the Facility.  In the event, as a result of such review, LB reasonably believes that the operation of its then standard practices and procedures for the same, unchanged, Processes relating to the same Products, should result in a change to the Optimum Capacity of the Facility, LB shall notify Abgenix of this fact.  In such event, the parties shall negotiate in good faith a proportionate adjustment to those provisions of this Agreement which relate to the Minimum Requirements and Optimum Capacity of the Facility.

             For the avoidance of doubt any changes to the capacity of the Facility which derive from alterations to the Processes, Products or methods of operation of the Facility shall be governed by Clauses 10 and/or 15 of this Schedule 4 (as applicable).

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

5.2        Product will be ordered by number of Batches to be delivered to Abgenix in accordance with Clause 5.3 below.  During such time as the Process(es) being performed hereunder remain(s) unchanged, up to ________ Batches may be ordered for delivery in each calendar year during which this Agreement subsists ("Optimum Capacity").  The actual number of Batches which can be delivered pursuant to this Agreement in any one calendar year will depend on the sequence and combination of Products requested by Abgenix and accepted by LB.  Notwithstanding the provisions of this Clause 5.2 however, and subject to Abgenix adhering to the ordering procedures set out herein, and the terms of this Agreement, LB shall, if requested by Abgenix, be obliged to accept and deliver to Abgenix orders placed for at least twelve (12) Batches of Product in any one calendar year ("Minimum Requirement").

Notwithstanding the acceptance of a Binding Order for supply of Product in 2001 or 2001, the actual availability of Batches for delivery (if any) during 2001 and 2002 shall depend on the Suite Fee Commencement Date.

Due account shall be taken by the parties of the Suite Fee Commencement Date and the effect its timing has on the available capacity of the Facility during 2001 and 2002.

Subject to LB's obligations under Clause 1.6.1 of Schedule 3 hereto, it is accepted that alterations in the Suite Fee Commencement Date may entitle LB to reduce the number of Batches to be delivered in 2001 and/or 2002 without liability under Clause 7.

5.3        Abgenix shall place its orders for Batches of Product as follows:

5.3.1     within ______ days of the Effective Date Abgenix shall provide LB with a written statement of the number and sequence of Batches of Product it wishes to receive delivery of during the calendar year 2001 together with the preferred Delivery Dates therefor;

5.3.2     by __________ of each subsequent calendar year during which the Agreement subsists, until and except for the last calendar year during which this Agreement subsists, Abgenix shall provide LB with a written statement of the number and sequence of Batches of Product it wishes to receive delivery of between ________ of the calendar year following that in which the statement is issued and during which this Agreement subsists (the calendar year in question) together with its preferred Delivery Dates therefor; and

5.3.3     by ________ of each subsequent calendar year during which this Agreement subsists, until and except for the last calendar year during which this Agreement subsists, Abgenix shall provide LB with a written statement of the number and sequence of Batches of product it wishes to receive delivery of between __________ of the calendar year following that in which the statement is issued and during which this Agreement subsists (the calendar year in question) together with its preferred Delivery Dates therefor.

5.4        LB shall use all reasonable commercial endeavours to meet the requirements of Abgenix and shall within _____ working days of receipt by LB of a statement from Abgenix pursuant to Clause 5.3 above confirm in writing whether it is able to accept an order for the Product requested.  Subject always to Clause 1.6.1 of Schedule 3 and the fact LB is obliged to accept and deliver orders for at least the Minimum Requirement then in force, if LB is unable to accept an order as requested due to the requirements or operative procedures of Clause 5.1 or 5.2 (above), the provisions of Clause 13 or Clause 19 below, or due to the need to satisfy LB's rights under Clause 10 below, the Steering Committee shall determine the alterations to the request which are acceptable to both parties, having regard to the Optimum Capacity then in force, the operational requirements of the Facility (including but not limited to requirements for maintenance) and the nature and combination of the Products requested for delivery.  LB shall be responsible for confirming, in writing, the decision of the Steering Committee within _______ of that decision.  If LB receives no dispute over the interpretation of the said decision within a further _______ days such decision shall be binding.  Any dispute over the decision in question shall be determined by operation of Clause 20 of this Schedule 4.

             Written confirmation by LB of its acceptance of a statement or the decision of the Steering Committee shall also confirm the Delivery Dates for the Batches of Product concerned.  Such written confirmation shall constitute a firm commitment from Abgenix to purchase and pay the Price for, and LB to supply the Services in question ("Binding Order").

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

5.5        Notwithstanding Clauses 5.2 and 5.4 above and subject to LB's obligations in respect of ensuring the fitness of the Facility for the Services set out in Schedule 3 hereto, Abgenix accepts that in the event the Suite Fee Commencement Date falls after ________, no _________________, and LB may not be able to deliver the full Minimum Requirement during the calendar year 2002.  ______________.

5.6        Subject always to LB's rights under Clause 10 of this Schedule 4, Abgenix may request LB's consent to increase the number of Batches in a Binding Order at any time.  LB shall not unreasonably withhold its consent to any such request from Abgenix, but shall not be obliged to consent to an increase in the number of Batches to be delivered to Abgenix during any order period above the Minimum Requirement applicable to such period.  Additionally LB shall not be required to increase the number of Batches in circumstances where Abgenix has provided LB with written authorisation to offer capacity to third parties pursuant to Clause 13.1 and LB has made a bona fide commitment (or plans in good faith imminently to conclude such a commitment) to a third party to supply services from the Facility, and such commitment would preclude the increase Abgenix requests.  Any such change to a Binding Order shall only be undertaken on terms to be agreed between the parties.

5.7        Subject always to LB's rights under Clause 10 of this Schedule 4, LB shall not unreasonably withhold its consent to any request from Abgenix to change the sequence of Products to be supplied pursuant to a Binding Order.  Abgenix acknowledges that if such change results in an actual decrease in capacity of the Facility, such change may result in a decrease in the number of Batches which will be supplied pursuant to the Binding Order in question.  Any such change to a Binding Order shall only be undertaken on terms to be agreed as set out in Clause 10 of this Schedule 4.  LB shall only modify the sequence of Products to be supplied pursuant to a Binding Order upon the written request of Abgenix, or with the prior written consent of Abgenix.

5.8        Abgenix shall not be entitled to amend a Binding Order in such a way as to affect Batches of Product in progress or Batches of Product in respect of which perishable Raw Materials have been committed by LB.  LB shall use reasonable commercial endeavours to accommodate Abgenix requests for such changes.  Any change to a Binding Order shall however only be undertaken on terms to be agreed.

6.          Additional Capacity

6.1        Without any prejudice to LB's rights to negotiate with any third parties or LB's obligations under Clause 7.3 below in the event of a Supply Deficiency, in the event that capacity (other than capacity in the Facility) becomes unexpectedly available during the term of this Agreement LB will promptly notify Abgenix.  LB will consider favourably any request from Abgenix for additional manufacturing capacity.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

7.          Provision of the Services

7.1        LB shall diligently carry out the Services as provided in Schedule 2 and as required pursuant to the terms of this Agreement and shall use all reasonable commercial efforts to achieve the estimated timescales therefor.

7.2        Subject to Abgenix rights set out in Clauses 7.3, 7.4, 7.6 and 7.8 below, Abgenix shall not be entitled to cancel any unfulfilled part of the Services or to refuse to accept the Services on grounds of late performance, late delivery or failure to produce the estimated quantities of Product for delivery.  LB shall not otherwise than as set out in this Clause 7 be liable for any loss, damage, costs or expenses of any nature, whether direct or consequential, occasioned by:

7.2.1     any delay in performance or delivery howsoever caused; or

7.2.2     any failure to produce the estimated quantities or number of Batches of Product for delivery.

7.3        In the event Abgenix has, pursuant to a current Binding Order under the terms of this Agreement, ordered for delivery in a given calendar year, a number of Batches of Product (whether such Product is to be released against a draft Specification or Specification) which is equal to or greater then the then current Minimum Requirement and LB fails (due solely to its own fault, negligence act or omission) within the calendar year in question, to deliver a number of Batches which is at least equal to the then current Minimum Requirement, the difference between the number of Batches actually delivered during that calendar year and the then Minimum Requirement shall constitute a "Supply Deficiency" for the purposes of this Agreement.

             In the event of a Supply Deficiency, LB shall take the following steps to remedy the Supply Deficiency:

7.3.1     utilise any capacity of the Facility which is not, during the calendar year in question, allotted to the performance of the Services or to performance of services for third parties pursuant to Clause 13 below; or

7.3.2     utilise suitable LB production capacity (other than the Facility) not at the time in question committed to third party customers; or

7.3.2     co-ordinate and co-operate with Abgenix, via the Steering Committee, to re-schedule Batches of Product ordered hereunder in order to maximise LB's opportunity to rectify the Supply Deficiency in question whilst minimising the disruption to any Binding Order then in force.

7.4        In the event that, not withstanding the steps in Clause 7.3 above having been undertaken the Supply Deficiency has not been rectified within twelve (12) calendar months from its occurrence Abgenix may elect at its discretion to require LB to:

7.4.1     pay to Abgenix a sum, or provide Abgenix a credit against future payments, equal to the proportion of the Monthly Suite Fee applicable to the manufacture of the number of Batches of Product which is the subject of the Supply Deficiency ("the Failed Batch Credit"); or

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

7.4.2     continue to use all reasonable commercial efforts to remedy the Supply Deficiency within the subsequent calendar year by manufacturing extra replacement Batch(es) (which absent such Supply Deficiency could otherwise be deemed a Batch delivered in excess of the Minimum Requirement for such period).

             For the sake of illustration, without limitation, if in a calendar year LB delivers ________ Batches of Product and if during such calendar year Abgenix actually ordered the Minimum Requirement of Product (for the sake of this illustration ___________ a Supply Deficiency of  _______Batch would be deemed to have occurred.  If Abgenix elected the remedy provided in Clause 7.4.2 above, and if Abgenix orders the Minimum Requirement of _______ Batches of Product during the following calendar year, then in the following calendar year LB shall deliver to Abgenix ________ Batches of Product, with the understanding that Abgenix shall not be obliged to pay LB any additional amount (other than the Raw Materials fee, to the extent the same has not been previously paid to LB) for the 13th Batch that would otherwise require payments set forth in this Clause 7.

7.5        In the event Abgenix has a Binding Order for delivery of at least the Minimum Requirement then applying (provided the Minimum Requirement is not less than ________ Batches) and a Supply Deficiency arises or a situation of Force Majeure exists such that LB delivers zero Batches of Product in the period specified in the then current Binding Order for delivery of ___________ Batches of Product, such event shall constitute a Supply Failure and shall entitle but not oblige Abgenix to the rights attaching to a Supply Failure which are set out in Clause 7.6.

7.6        7.6.1     In the event of a Supply Failure LB shall within _______ of the Supply Failure arising notify Abgenix in writing of its understanding as to the cause of the Supply Failure (in so far as this can be established in that time), the outline measures necessary to rectify the cause and an estimate of the period (if any) during which the Facility shall continue to be unfit for performance of the Services as a result of the cause in question.

7.6.2     Following receipt by Abgenix of notification under Clause 7.6.1 from LB Abgenix shall, within ______ thereafter, notify LB in writing whether Abgenix shall:

7.6.2.1  treat the Supply Failure as a Supply Deficiency; or

7.6.2.2  elect to terminate the Agreement.

7.6.3     In the event Abgenix notifies LB under Clause 7.6.2.1 that it wishes to treat the Supply Failure as a Supply Deficiency, the provisions of Clauses 7.3 and 7.4 shall apply __________________.

7.6.4     Alternatively, in the event Abgenix notifies LB under Clause 7.6.2.2 that it wishes to terminate the Agreement:

7.6.4.1  the provisions of Clauses 18.1, 18.2, 18.3, 18.5 and 18.7 shall apply, save that (subject to Clause 7.6.5 below), in the event that as a direct result of the Supply Failure Abgenix enters in to a binding commitment with a third party pursuant to which Abgenix is obliged to source all its requirements for Product from that third party, the Suite Fee payable to LB under Clause 18.1 shall be reduced _______ of that which would otherwise be payable to LB during such time as Abgenix continues to be bound to the third party in question to source all its requirements for Product from the third party in question; and

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

7.6.4.2  Abgenix may notify LB in writing of its wish to take a licence from LB to utilise the Process or any part thereof for any particular Product either at its own facility or that of a third party co-marketing partner of Abgenix or contract manufacturer.  The parties shall negotiate in good faith the terms upon which such a licence may be granted.  Such negotiations shall be based on LB's standard terms for the grant of such licences and the transfer of such technology applying at the time in question and in addition shall take account of the fact that the licence is to be granted as a result of a Supply Failure.  It is the intent of the parties to negotiate the terms of such licence prior to the first delivery of Product by LB hereunder.  If, however, the Supply Failure occurs before the parties finalise such terms, the parties shall proceed with all reasonable speed using all commercially reasonable endeavours to conclude such licence.

             For the avoidance of doubt this provision shall not constitute the grant of any licence or the right to any licence.  This provision is a statement of intent to conduct good faith negotiations on a date to be established.

7.6.5     in the event of a Supply Failure, notwithstanding the provisions of this Clause 7.6 above, the Suite Fee shall not fall due during such period as in LB's reasonable opinion, the Facility is not fit for the performance of the Services.

7.7        In the event pursuant to a Binding Order (or an amendment to a Binding Order) LB delivers more than the Minimum Requirement in any calendar year, LB shall be entitled payments in addition to the Price for Services relation to such Batches from Abgenix as follows ("Performance Payments"):

7.7.1     for the first such Batch in excess of the Minimum Requirement ______ of the Suite Fee applicable at the time the Batch in question is delivered; plus

7.7.2     for the second such Batch in excess of the Minimum Requirement _______ of the Suite Fee applicable at the time the Batch in question is delivered; plus

7.7.3     for the third such Batch in excess of the Minimum Requirement _______ of the Suite Fee applicable at the time the Batch in question is delivered.

             For the sake of illustration, assuming the Minimum Requirement were ________for a calendar year, and the Suite Fee were __________, if LB were to deliver to Abgenix ______ Batches during the calendar year in question, Abgenix would pay LB an additional ______________________ applicable to the period during which LB produced such Batches.

7.8        Abgenix acknowledges that, due to the unpredictable nature of biological processes, Product yield cannot be guaranteed and may vary.  Subject to LB's rights and obligations under Clause 16 however, in the event LB has performed Services in relation to a Batch of Products (whether such Batch of Product is to be assessed against a draft Specification or a Specification therefor) and, due solely to the negligent act or default or the wilful misconduct of LB, a significant deviation (as defined by LB standard operating procedures) arises during the Process such that the amount of Product actually delivered ex works (incoterms 2000) the Facility to Abgenix is less than _______ of the amount which would, but for the negligent or wilful act in question, have been so delivered to Abgenix, the Steering Committee shall agree upon a commercially reasonable mechanism by which to compensate Abgenix in respect of such loss.

             For the avoidance of doubt any Batch to which this Clause 7.8 applies shall be disregarded for the purposes of Clauses 7.3, 7.4, 7.5, 7.6 and 8.5.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

7.9        LB shall comply with the regulatory requirements from time to time applicable to the Services as set out in Schedule 2 hereto and in accordance with the other applicable legal requirements of the jurisdiction in which the Facility is located.  If Abgenix requests LB to comply with any other regulatory or similar legislative requirements LB shall use all reasonable commercial endeavours to do so provided that:

7.9.1     Abgenix shall be responsible for informing LB in writing of the precise foreign requirements which Abgenix is requesting LB to observe;

7.9.2     such requirements do not conflict with any mandatory requirements under the laws local to the location of the manufacture of the Product concerned; and

7.9.3     all costs and expenses incurred by LB in complying with the requirements referred to in Clause 7.9.1 shall be charged to Abgenix in addition to the Price.

7.10      Delivery of Product shall be ex-works (Incoterms 2000) the Facility.  Risk in and title to Product shall pass on delivery ex works (Incoterms 2000).  Transportation of Product, whether or not under any arrangements made by LB on behalf of Abgenix, shall be made at the sole risk and expense of Abgenix.

7.11      Unless otherwise agreed, LB shall package and label Product for delivery ex-works (Incoterms 2000).  It shall be the responsibility of Abgenix to inform LB in writing in advance of any special packaging and labelling requirements for Product.  It is also the responsibility of Abgenix to obtain any necessary import or export permits from the relevant authorities and to maintain such permits during the lifetime of this Agreement.  All additional costs and expenses of whatever nature incurred by LB in complying with such special requirements shall be charged to Abgenix in addition to the Price.

7.12      The provisions of this Clause 7 shall be Abgenix sole and exclusive remedy for delays to the delivery of Product or lower than expected yields of Product.

8.          Transportation of Product and Abgenix Tests

8.1        Product shall be supplied and delivered ex works (Incoterms 2000) the Facility. At Abgenix request LB will (acting as agent for Abgenix) arrange the further transportation of Product from LB's premises to the single chosen destination indicated by Abgenix.  All additional costs and expenses of whatever nature incurred by LB in arranging such additional transportation and insurance shall be charged to Abgenix in addition to the Price otherwise payable hereunder.

8.2        Where LB has made arrangements for the transportation of Product, Abgenix shall diligently examine the Product as soon as practicable after receipt.  Notice of all claims (time being of the essence) arising out of:

8.2.1     readily ascertainable damage to or total or partial loss of Product in transit shall be given in writing to LB and the carrier within three (3) days of delivery; or

8.2.2     provided LB has supplied and Abgenix has received a notice confirming the shipment of Product, if Abgenix has not received the Product shipment within ______ after it was scheduled to arrive, Abgenix shall notify LB of the failure of the Product to arrive.  Such notice shall be received by LB within ten (10) days of the date notified to Abgenix as the date of despatch of the Product in question, time being of the essence.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

8.3        Abgenix shall make damaged Product available for inspection and shall comply with the requirements of any insurance policy covering the Product notified by LB to Abgenix.  LB shall offer Abgenix all reasonable assistance (at the cost and expense of Abgenix) in pursuing any claims arising out of the transportation of Product.

8.4        In cases where Abgenix has not requested LB to arrange for transportation of Product LB agrees to provide reasonable co-operation to Abgenix transportation agents identified as such by Abgenix in relation to co-ordinating the collection of Product by the relevant agent, from the Facility.

8.5        Promptly following receipt of a Batch of Product, or any sample intended to be representative thereof, Abgenix shall carry out the Abgenix Tests:

8.5.1     subject to Clause 8.5.2 if the Abgenix Tests show that the Product fails to meet the applicable Specification; or

8.5.2     in the case of Product which is being tested against a draft Specification if the Abgenix Tests show the Product fails to meet the relevant draft Specification and but for the negligent act or default or  wilful misconduct of LB such Product would have conformed to such draft Specification;

             Abgenix shall give LB written notice thereof within __________ from the date of delivery of the Product ex-works and shall, unless otherwise directed by LB, return such Product including (if relevant) the remainder of the Batch from which the sample was taken, to LB's premises for further testing.  In the absence of such written notice Product shall be deemed to have been accepted by Abgenix as meeting Specification (or draft Specification as applicable).  If LB is satisfied or it is determined pursuant to Clause 8.6 below that Product returned to LB would , but for the negligent act or default or wilful misconduct by LB in performance of the Services, have met Specification (or draft Specification as applicable), the Batch in question shall be regarded as not having been delivered and may (subject always to the satisfaction of the provisions of Clause 7.3) constitute or contribute towards a Supply Deficiency and entitle Abgenix to the rights associated with a Supply Deficiency.  Abgenix shall in any event become entitled to a credit in respect of any Raw Materials Fee associated with such Batch, to the extent such Raw Materials Fee has fallen due and been paid to LB.

             For the avoidance of doubt, during such time as the draft Specification is applicable to the Product, LB shall be obliged only to use its reasonable endeavours to produce Product that meets Specification.

8.6        If there is any dispute concerning whether Product returned to LB would , but for the negligent act or default or wilful misconduct of LB in the performance of the Services, have met the Specification (or, where applicable, the draft Specification) therefor, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between LB and Abgenix or, in the absence of agreement by operation of the provisions of Clause 20 of this Schedule 4.  The costs of such independent expert shall be borne equally between LB and Abgenix.  The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both LB and Abgenix.

8.7        The provisions of Clauses 8.5 and 8.6 shall be the sole remedy available to Abgenix in respect of Product that fails to meet Specification or draft Specification (as applicable) .

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

9.          Steering Committee

9.1        Promptly following the Effective Date the parties hereto shall establish a Steering Committee.  The Steering Committee shall comprise _______ numbers of representatives of each party (not to exceed ____________ representatives of each party) to consider issues arising from and oversee the progress of the Services.

9.2        Without limiting the functions of the Steering Committee set out elsewhere in this Agreement, the role of the Steering Committee shall be to:

9.2.1     assess the status of Process for introduction into the Facility in connection with the Services and monitor the status of the Facility;

9.2.2     determine appropriate modifications to the requested schedule for delivery of Product, as provided in Clause 5.4 of Schedule 4;

9.2.3     resolve disagreements regarding yield deficiencies, pursuant to
Clause 7.8 above;

9.2.4     assess the impact of the new cell lines and products requested to be manufactured by LB, pursuant to Clause 10.1;

9.2.5     resolve disputes arising between the parties under this Agreement, as provided in Clause 20;

9.2.6     monitor the progress of the Services;

9.2.7     plan and assess needs for future supply of Product (subject to the provisions set out elsewhere in this Agreement);

9.2.8     discuss and recommend any changes to the Process(es);

9.2.9     acknowledge or agree to conversion of the draft Specification to a Specification, in accordance with Clauses 2.1 and 10.1; and

9.2.10   review and assess the capacity of the Facility, in accordance with Clause 5.1 above.

9.3        The Steering Committee shall meet at such times as the Steering Committee determines necessary to resolve issues arising under the Agreement and to perform its responsibilities under the Agreement, provided that in no event shall the Steering Committee meet less than ________ per calendar year (unless otherwise mutually agreed).  If any issue to be determined by the Steering Committee is not resolved within __________ after submission of the relevant issue to the Steering Committee, such issue shall be referred to the Presidents (or other equivalent) at the time in question, of each party hereto for dispute resolution pursuant to Clause 20 of this Schedule 4.

9.4        The Steering Committee meetings shall alternate between Abgenix designated facility and a facility designated by LB, provided that the Steering Committee may decide to meet at another location or by teleconference as appropriate.  Each party's members of the Steering Committee will alternate responsibility for the generation of minutes setting forth discussions made at each Steering Committee meeting within _________ of the meeting.  The LB representatives shall prepare minutes for the first Steering Committee meeting.  No Steering Committee minutes will become official until agreed upon by the Steering Committee.  If no issue is taken with any set of minutes within ten (10) days of their issue then shall be deemed to have been accepted.  Any dispute at to the accuracy of the minutes shall be addressed under Clause 20 of this Schedule 4.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

9.5        Decisions of the Steering Committee must be unanimous.  In default of agreement on any issue to be determined by the Steering Committee, such issue shall be referred to the Presidents (or other equivalent), at the time in question, of each party hereto for resolution pursuant to Clause 20 of this Schedule 4.

9.6        For the avoidance of doubt, the Steering Committee shall not be empowered to amend the terms of this Agreement.

10.        Process Changes, New Products and Cell Lines

10.1      The terms and conditions of the Agreement are established to provide for the supply of the Products in accordance with the Process(es) as established at the Effective Date.

             LB shall not unreasonably refuse any written request from Abgenix to make changes to the Processes (for example changes to the Process(es) which are required by applicable regulatory authority or applicable laws), however no change to the Processes shall be made other than by agreement in writing between authorised signatories of the parties, which signatories shall be identified by the Steering Committee from time to time.

             LB shall not unreasonably refuse any written request from Abgenix to make changes to the Specifications or draft Specifications (for example changes to the Specifications and or draft Specifications which are required by an applicable regulatory authority or applicable laws), however no change to the Specification or draft Specification shall be made other than by agreement in writing between the authorised signatories or appointed Regulatory representative of both parties.

             In default of either party identifying its authorised representatives for the purpose of this Clause 10.1, changes to the Process, the draft Specification or the Specification must be approved in writing by an officer of the party in question.

             Any changes to the Process or to the draft Specification or Specification shall be implemented on terms and conditions to be agreed, which terms and conditions shall inter alia have regard to LB's rights and obligations under Clause 1.7.1 of Schedule 3 hereto, and Clauses 7.9 and 12.1 of this Schedule 4 and may include, but not be limited to, additional programmes of development services (to be performed on terms to be agreed), reasonable alterations in the Price payable for Services (which Price increases shall have regard to LB's costs incurred in implementing such changes and shall ensure that LB's percentage profit margin on revenues receivable by LB under this Agreement shall be maintained and not increased or decreased), and alteration of the Minimum Requirement or the Optimum Capacity.

10.2      Abgenix shall be entitled to request LB to increase the number of or alter the combination of Products produced or Cell Lines utilised under this Agreement.  Any such increase or alteration will be subject to terms and conditions to be agreed and shall have regard to LB's ability to perform its obligations under any pre-existing commercial commitments of LB to Abgenix or any third party.

             Introduction of new products or cell lines, or alteration of the combination of the types of products provided hereunder shall be undertaken on terms and conditions to be agreed, which terms and conditions may include, but not be limited to additional programmes of development services, alteration to the Price payable for the Services, and alteration of the Minimum Requirement or the Optimum Capacity.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

11.        Shared Manufacturing

11.1      The parties intend that any Product produced pursuant to this Agreement which is approved by appropriate regulatory body for marketing or sale shall be manufactured under a shared manufacturing arrangement as defined in "Guidance for Industry - Co-operative Manufacturing Arrangements for Licensed Biologicals, draft guidance.   US Department of Health and Human Services, Food & Drug Administration, CBER, August 1999".  A list of the responsibilities of each party (including but not limited to those for raw material procurement and maintenance) under such an arrangement is given in Appendix 2 to this Agreement.

11.2      During such time as LB is performing operations which relate directly to Product, Abgenix shall be entitled to maintain a presence at or adjacent to the Facility which presence shall consist of up to three (3) Abgenix representatives in a single group in attendance for up to three (3) days per calendar month.  Abgenix representatives shall be employees of Abgenix or a consultant of Abgenix which has received previous approval of LB in writing.  The role of the representatives shall be to observe and comment upon LB's performance of the relevant operations.

             Any such attendance at the Facility shall be on the understanding that the Abgenix representatives in question shall at all times be required to adhere to the principles of LB Standard Operating Procedure Number 60753C the principles of which are attached hereto as Appendix 3 (or such procedure(s) as supersede(s) or replace(s) all or part of 60753C).

             In the event the representatives of Abgenix make an observation on a matter which is a responsibility of Abgenix under Appendix 2 to this Agreement, LB shall be obliged to take note of such observation(s) to the extent the same is (are) reasonable.  Otherwise LB shall, act upon such observations of the employee or consultant in question as LB in its discretion deems appropriate having regard to its obligations hereunder.

12.        Regulatory Support

12.1      LB shall provide regulatory support to Abgenix pursuant to this Agreement to include annual updates to any Biologics Licence for a Product held by LB and the preparation for and hosting of inspections by FDA or Abgenix (in the case of Abgenix inspections, at mutually convenient times).  If regulatory support or ancillary development services is/are required by Abgenix over and above that provided for in Clause 1.7 of Schedule 3 hereto in order to ensure LB's compliance with its obligations under Clause 7.9, this Clause 12 or otherwise,  an additional charge shall be made to Abgenix at LB's standard rate for regulatory services and/or ancillary development services plus disbursements at the time the regulatory and/or ancillary development services are performed.

             LB shall inform Abgenix of such charge and obtain Abgenix written consent to such charge before providing such additional support.   LB shall not be responsible for any failure to meet the requirements concerned which is caused by Abgenix unreasonably withholding or delaying its consent to proceed with such support.  In the event the additional regulatory services provided by LB also pertain to products of other LB customers, Abgenix shall not be obligated to pay for such services to the extent they are attributable to such third party products.

12.2      Abgenix shall advise LB of any regulatory submissions regarding Product, which may require responses from LB to questions from the regulatory authorities in a timely fashion having regard to the input which may be required from LB in relation to such regulatory submissions.

12.3      LB shall use all reasonable efforts in the event that it is required to amend the way it manufactures or tests Product, as a result of a change in any statutory or similar legislative requirement after the Effective Date, to give effect to such requirement. In this event the parties shall negotiate in good faith to reach agreement on any revision to the Price and timescales for providing Product. LB shall not be required to amend the Services in any way unless and until the parties have reached such agreement.

13.        Excess Capacity

13.1      Following confirmation of a Binding Order, Abgenix may inform LB in writing it wishes LB to initiate discussions with LB's third party customers regarding the opportunity for such third party customers to purchase services to be provided from any fermentation capacity of the Facility which has not been reserved by Abgenix pursuant to any Binding Order covering the time period in question.  In the event LB elects to proceed with such discussions, prior to LB entering into any commitment to a third party in respect of fermentation services utilising the Facility, LB shall disclose to Abgenix (subject always to its obligations of confidence to the third party in question) the nature of any product which LB intends to introduce to the Facility and Abgenix shall confirm the acceptability or otherwise of the product in question.  Abgenix shall not unreasonably delay its response to such disclosure by LB and, having given authority to LB to offer capacity to third parties, shall not unreasonably withhold its consent to allow LB to use the Facility for third party products.  For the avoidance of doubt Abgenix shall be entitled to withhold its consent to such third party products being produced in the Facility where the manufacture of third party product in question may reasonably be expected to compromise the yield, potency, specification or cGMP status of Abgenix Product produced in the Facility, or in the event LB fails to provide sufficient information to enable Abgenix to make a reasonable decision on such matters.

             In the event LB is successful in selling such excess capacity, Abgenix shall be entitled to a refund of the Suite Fee paid by Abgenix for the month(s) or parts of months during which LB's third party customer occupies the Facility.  Such refund shall fall due upon completion of the Services purchased by the third party in question.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

14.        Increase of Optimum Capacity

14.1      In the event Abgenix requests LB to alter its method of operation of the Facility with a view to increasing the Optimum Capacity or the Minimum Requirement other than in the circumstances anticipated by Clauses 5 or 10 of this Schedule 4 above, LB shall give consideration to such request and shall make a written proposal to Abgenix within _______ days of receipt of such request as to how (if at all) it is able to accommodate such request and any alteration in the Price (taking account of, inter alia, LB's loss of Performance Payments which may result) which will arise as a result of such accommodation.  LB shall not unreasonably refuse to accommodate Abgenix requests pursuant to this Clause 14, nor shall LB insist upon unreasonable Price increases in response to such requests.

15.        Price and Terms of Payment

15.1      Abgenix shall pay the Price and any other sums due hereunder in accordance with the Terms of Payment referred to in Schedule 3 and in accordance with the applicable terms of this Schedule 4.

15.2      Unless otherwise indicated in writing by LB, all prices and charges are exclusive of Value Added Tax (which for the avoidance of doubt is not levied upon transactions such as this Agreement between UK and US entities at the Effective Date, but may become payable in the future) or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by Abgenix (other than taxes on LB's income).  All invoices are strictly net and payment must be made within _______ days of date of invoice.  Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.

15.3      In default of payment on due date interest shall accrue on any amount overdue at the rate of _________ above the base lending rate from time to time of HSBC bank, interest to accrue on a day to day basis both before and after judgement.

16.        Warranty and Limitation of Liability

16.1      LB warrants that the Services shall be performed in accordance with Clause 7.1 of this Schedule 4 and the Product delivered to Abgenix pursuant to Services performed under Stage 2 of Schedule 2 shall meet Specification when delivered ex works LB's premises (Incoterms 2000) , save in cases where the Specification is stated to be in draft form, when LB shall be obliged only to use its reasonable endeavours to produce Product that meets Specification.

             LB has and shall maintain during the term of this Agreement all government permits, including but not limited to health, safety and environmental permits necessary for the conduct of the Services.

16.2      Clause 16.1 is in lieu of all conditions, warranties and statements in respect of the Services and/or the Product whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Product, its fitness for a particular purpose or use under any conditions whether or not known to LB) and any such condition, warranty or statement is hereby excluded.

16.3      Without prejudice or modification to the terms of Clauses 7.3, 7.4, 7.5, 7.6, 7.8, 8.7, 16.1, 16.2, 16.4 and 16.6, the liability of LB to Abgenix, its permitted assigns and successors in interest, for any loss suffered by Abgenix or its permitted assigns or successors in interest arising as a direct result of a breach of this Agreement or of any other liability (including without limitation misrepresentation (other than fraudulent misrepresentation) and negligence) arising out of the Agreement and Services provided thereunder (including without limitation the production and/or supply of the Product) shall be limited to the payment of damages which shall not exceed _____________ per event directly connected series of events save in the event and to the extent such damages are caused by LB's fraudulent misrepresentation, wilful or intentional breach of this Agreement or wilful, intentional or grossly negligent misconduct in the performance of the Services

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

16.4      Subject to Clause 16.6, LB shall not be liable for the following loss or damage howsoever caused (even if foreseeable or in the contemplation of LB or Abgenix):

16.4.1   loss of profits, business or revenue whether suffered by Abgenix of any other person;

16.4.2   special, indirect or consequential loss, whether suffered by Abgenix or any other person; or

16.4.3   any loss arising from any claim made against Abgenix by any other person (other than to the extent arising directly from the negligent or wilful act or default and subject to the limitations of LB's liability set out elsewhere in this Agreement).

16.5      Abgenix shall indemnify and maintain LB promptly indemnified against all claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever in respect of:

16.5.1   any liability under the Consumer Protection Act 1987, unless such liability is caused by the negligent act or omission of LB in the production and/or supply of the Product; and

16.5.2   any product liability (other than that referred to in Clause 16.5.1) in respect of Product, unless such liability is caused by the negligent act or omission of LB in the production and/or supply of Product; and

16.5.3   Any negligent or wilful act or omission of Abgenix in relation to the use, processing, storage or sale of the Product.

16.6      Nothing contained in these Standard Terms shall purport to exclude or restrict any liability for death or personal injury resulting directly from negligence by LB in carrying out the Services or any liability for breach of the implied undertakings of LB as to title.

16.7      LB shall obtain and maintain insurance coverage which is customary and consistent with industry standard and is sufficient to cover risks and losses which occur in the course of operating its business.  Without limiting the foregoing, LB shall obtain and maintain insurance which covers business interruption, Abgenix shall obtain and maintain insurance coverage which is customary and consistent with pharmaceutical industry standards.

16.8      Subject to Clause 16.9, in the event Abgenix, in its discretion, recalls Product (voluntarily or by order of a regulatory body) or is required to respond to enquiries of regulatory bodies relating to the Services hereunder, LB agrees to provide reasonable co-operation to Abgenix at Abgenix sole expense, in effecting matters flowing from such recall or enquiries in so far as such recall relates to Product produced by LB hereunder.  Any assistance to be provided by LB in response to enquiries of regulatory authorities shall be provided on terms to be agreed at LB's standard financial rates for providing such assistance.

16.9      Subject always to the limitations of LB's liability to Abgenix set out in this Agreement, LB agrees to reimburse Abgenix for reasonable, direct, documented expenses incurred by Abgenix as a result of recall of Product, but only to the extent such recall is mandated by law or by an applicable regulatory body and only to the extent LB's negligence or wilful misconduct in performing the Services has caused such recall to be required.

16.10    The obligations of LB and Abgenix under this Clause 16 shall survive the termination for whatever reason of the Agreement.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

17.        Abgenix Information, LB Know-How and Patent Rights

17.1      Abgenix acknowledges that LB Know-How and LB acknowledges that Abgenix Information with which it is supplied by the other pursuant to the Agreement is supplied, subject to Clause 17.4, in circumstances imparting an obligation of confidence and each agrees to keep such LB Know-How or such Abgenix Information secret and confidential and to respect the other's proprietary rights therein and not without the other party's prior written consent at any time for any reason whatsoever to disclose or permit such LB Know-How or such Abgenix Information to be disclosed to any third party save as expressly provided herein.

17.2      Abgenix and LB shall each procure that all their respective employees, consultants and contractors who are granted access to confidential LB Know-How or confidential Abgenix Information by the proprietor party shall be subject to the same obligations of confidence as the principals pursuant to Clause 17.1 and shall enter into secrecy agreements in support of such obligations.  Insofar as this is not reasonably practicable, the principals shall take all reasonable steps to ensure that any such employees, consultants and contractors are made aware of such obligations.

17.3      LB and Abgenix each undertake not to disclose or permit to be disclosed to any third party, or otherwise make use of or permit to be made use of, any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any subsidiary, holding company or subsidiary or any such holding company of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which comes into its possession under this Agreement.

17.4      The obligations of confidence referred to in this Clause 17 shall not extend to any information which:

17.4.1   is or becomes generally available to the public otherwise than by reason of a breach by the recipient party of the provisions of this Clause 17;

17.4.2   is known to the recipient party and is at its free disposal prior to its receipt from the other;

17.4.3   is subsequently disclosed to the recipient party without being made subject to an obligation of confidence by a third party;

17.4.4   LB or Abgenix may be required to disclose under any statutory, regulatory, stock exchange or similar legislative requirement, subject to the imposition of obligations of secrecy wherever possible in that relation; or

17.4.5   the receiving party can demonstrate by competent evidence was independently discovered by the recipient party or its employee without reference to any information received from the other party hereto.

17.5      Abgenix acknowledges that:

17.5.1   LB represents that LB Know-How and the LB Patent Rights are owned by LB or LB is otherwise entitled thereto and that LB has the right to enter into this Agreement; and

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

17.5.2   Save as expressly provided herein or pursuant to a separate agreement between the parties existing now or entered into on the future Abgenix shall not by virtue of this Agreement at any time have any right, title, licence or interest in or to LB Know-How, the LB Patent Rights or any other intellectual property rights relating to the Process which are owned by LB or to which LB is otherwise entitled.

17.6      LB acknowledges that:

17.6.1   Abgenix has undertaken that Abgenix Information and the Abgenix Patent Rights are owned by Abgenix or Abgenix is otherwise entitled thereto and that Abgenix has the right to enter into this Agreement; and

17.6.2   save as expressly provided herein or pursuant to separate agreement or separate rights granted to LB existing now or in the future LB shall not at any time have any right, title, licence or interest in or to Abgenix Information, the Abgenix Patent Rights or any other intellectual property rights owned by Abgenix or to which Abgenix is otherwise entitled.

17.7      Without prejudice to any obligations of LB in existence at the Effective Date, LB agrees that during the term of this Agreement, it will not enter into any exclusive manufacturing arrangements relating to manufacture of antibodies with any third party which would prevent LB from giving full and fair consideration to requests from Abgenix under Clause 10.2 to introduce new antibody products to the Facility.

17.8      The obligations of LB and Abgenix under this Clause 17 shall survive the termination for whatever reason of the Agreement.

18.        Termination

18.1      Abgenix shall be entitled to terminate the Agreement by giving notice in writing for any reason, such notice to be for a period of not less than the balance remaining of the then agreed Term of this Agreement.  In the event Abgenix terminates this Agreement pursuant to this clause, Abgenix shall (subject to the operation of Clause 18.3 below) pay LB a termination fee as follows:

18.1.1   the Suite Fee, inflated or increased as set out in Clauses 1.5 and 1.6 of Schedule 3 hereto, during the period from date of issue of the notice to terminate this Agreement until expiry of the notice period;

18.1.2   the Raw Materials Fee in respect of Raw Materials irrecoverably committed to production of any Batches of Product in Process or scheduled to be in production at the date of receipt of notice of termination (to the extent the same has not been paid).

18.2      18.2.1   Payment in respect of Clause 18.1.1 above shall continue to fall due in accordance with the provisions of Clause 1.6.1 of Schedule 3.

18.2.2   Payment in respect of Clause 18.1.2 shall be payable forthwith upon issue of notice of termination hereunder.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

18.3      Upon service of notice to LB that Abgenix wishes to terminate the Agreement pursuant to Clause 18.1, Abgenix shall be entitled to request in writing that LB use reasonable endeavours to seek an alternative customer or customers to purchase capacity which is reserved for the Batches cancelled by Abgenix and in respect of which a termination fee will accrue hereunder.

             LB shall use reasonable endeavours to mitigate Abgenix obligations under Clause 18.1 above, which endeavours shall comprise the following:

             If, by contacting in writing such of its then current customer base or such other parties as LB believes might wish to purchase such capacity or such other third parties as are recommended by Abgenix, LB is able to sell such capacity at a price which is equivalent to that which would otherwise have been paid by Abgenix had the capacity been fully utilised by Abgenix requirements, and such capacity is acquired by the third party customer in question in addition to capacity previously contracted for by the customer in question (i.e. such capacity is not filled by rescheduling existing commitments by that or any other customer), Abgenix shall not be required to compensate LB in respect of capacity so purchased by such customer, calculated on the same basis as the credit for Suite Fee anticipated by Clause 13.1.  In the event LB is only able to sell such capacity to such third party(ies) at a price which is less than would otherwise be paid by Abgenix (as referred to above) Abgenix obligation to make payment to LB shall be reduced pro rata to account for the payments received from such third party(ies), but shall not otherwise be reduced.

             LB shall not be obliged to undertake any further endeavours in respect of mitigation of payments due as a result of termination under Clause 18.1 above.

18.4      In addition to Abgenix rights under Clause 18.1 LB and Abgenix may each terminate the Agreement forthwith notice in writing to the other upon the occurrence of any of the following events:

18.4.1   if the other commits a breach of the Agreement which (in the case of a breach capable of remedy) is not remedied within thirty (30) days of the receipt by the other of notice identifying the breach and requiring its remedy; or

18.4.2   if the other ceases for any reason to carry on business or compounds with or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law.

18.5      Upon the termination of the Agreement for whatever reason:

18.5.1   LB shall promptly return all Abgenix Information to Abgenix (to the extent legal or regulatory requirements allow) and shall dispose of or return to Abgenix the Abgenix Materials and any materials therefrom, as directed by Abgenix;

18.5.2   Abgenix shall promptly return to LB (to the extent legal and regulatory requirements allow) all LB Know-How it has received from LB;

18.5.3   Subject to any rights granted to Abgenix as a result of Clauses 7.6 or 18.6 Abgenix shall not thereafter use or exploit the LB Patent Rights or the LB Know-How in any way whatsoever.  No licences shall arise or be deemed to have arisen hereunder either by default, estoppel or otherwise save for those expressly set out herein;

18.5.4   LB may thereafter use or exploit the LB Patent Rights or the LB Know-How in any way whatsoever without restriction; and

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

18.5.5   LB and Abgenix shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Clause 18.5.

18.6      In the event that during the term of or upon expiry of this Agreement, Abgenix notifies LB of its wish to take a licence from LB to utilise the Process or any part thereof for any particular Product either at its own facility or that of a third party co-marketing partner of Abgenix which third party does not offer contract manufacturing services in the ordinary course of its business, the parties shall negotiate in good faith the terms upon which such a licence may be granted.  Such negotiations shall be based on LB's standard terms for the grant of such licences and the transfer of such technology applying at the time in question.

             For the avoidance of doubt this provision shall not constitute the grant of any licence or the right to any licence.  This provision is a statement of intent to conduct good faith commercial negotiations at a date to be decided.

18.7      Termination of the Agreement for whatever reason shall not affect the accrued rights of either LB or Abgenix arising under or out of this Agreement and all provisions which are expressed to survive the Agreement shall remain in full force and effect.

19.        Force Majeure

19.1      If either party is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and shall give written notice thereof to the other specifying the matters constituting Force Majeure together with such evidence as can reasonably be given and specifying the period for which it is estimated that such prevention or delay will continue, that party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue.

19.2      For the purposes of this Agreement, Force Majeure shall mean causes beyond the reasonable control of either party including without limitation, acts of God (including but not limited to earthquake), laws or regulations of any government or agency thereof, war, civil commotion, damage to or destruction of production facilities or materials, scientific or technical events, labour disturbances (whether or not any such labour disturbance is within the power of the affected party to settle), epidemic, and failure of suppliers, public utilities or common carriers.

20.        Governing Law, Jurisdiction and Enforceability

20.1      The construction, validity and performance of the Agreement shall be governed by the laws of England, to the jurisdiction of whose courts LB and Abgenix submit.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

20.2      In the event of the failure on the part of any required representative of the parties hereto or the Steering Committee to resolve any matter required by this Agreement to be agreed, or in the event of any other dispute or claim arising between the parties under this Agreement, the parties shall attempt by good faith negotiations to resolve such dispute or claim between them by reference to the President (or equivalent) of each party at the time in question who shall negotiate in good faith during a period of not less than sixty (60) days to resolve such matter, dispute or claim.  In the event the parties are unable to resolve such dispute or claim within the required time, such claim or dispute will be referred to Alternative Dispute Resolution by such recognised organisation for Alternative Dispute Resolution as the parties agree and the parties shall attempt in good faith to resolve such claim or dispute with the assistance of such organisation.  During the conduct of negotiations between the parties or Alternative Dispute Resolution, the rights and obligations (subject to Clause 19) of the parties in relation to all other matters hereunder shall continue.

             Both parties reserve their rights in the event no agreed resolution can be reached in the Alternative Dispute Resolution procedure and neither party shall be precluded from taking such interim formal steps as may be considered necessary to protect such party's position while the dispute resolution procedure is pending or continuing.

20.3      No failure or delay on the part of either LB or Abgenix to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

20.4      The illegality or invalidity of any provision (or any part thereof) of the Agreement or these Standard Terms shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be.

21.        Miscellaneous

21.1      Neither party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that both parties shall be entitled without the prior written consent of the other to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to an Affiliate or to any 50/50 joint venture company of which that party is the beneficial owner or fifty per cent (50%) of the issued share capital thereof or to any company with which that party may merge or to any company to which that that party may transfer its assets and undertakings.

21.2      The text of any press release or other communication to be published by or in the media concerning the subject matter of the Agreement shall require the prior written approval of LB and Abgenix.

21.3      The Agreement embodies the entire understanding of LB and Abgenix relating to the Services and the subject matter connected therewith and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in the Agreement.  The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between LB and Abgenix relating to the Services.

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.

21.4      Each party to this Agreement acts as an independent contractor and nothing in this Agreement shall be construed to create a relationship of partnership, principal and agent, or joint venture between the parties.

21.5      It is expressly understood by Abgenix that Abgenix rights of assignment apply solely in relation to the Services set out in this Agreement and shall not apply in respect of any separate Services or to any agreement relating to LB Know-How, Patent Rights or other technology vested in or licensed to LB, unless otherwise agreed in writing.

21.6      This Agreement is personal to the parties hereto and has not been entered into on behalf of or created any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

APPENDIX 1 TO SCHEDULE 4

____________

APPENDIX 2 TO SCHEDULE 4

____________

APPENDIX 3 TO SCHEDULE 4

____________

The confidential portion represented by "____" has been omitted and filed separately with the Securities and Exchange Commission.